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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 1-6222


                      FlightSafety International, Inc.
           (Exact name of registrant as specified in its charter)


    Marine Air Terminal, La Guaradia Airport, Flushing, New York 11371;
                               (718) 565-4100
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $.10 per share
          (Title of each class of securities covered by this Form)

                                    ---
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  |X|        Rule 12h-3(b)(1)(i)  |X|
     Rule 12g-4(a)(1)(ii) |_|        Rule 12h-3(b)(1)(ii) |_|
     Rule 12g-4(a)(2)(i)  |_|        Rule 12h-3(b)(2)(i)  |_|
     Rule 12g-4(a)(2)(ii) |_|        Rule 12h-3(b)(2)(ii) |_|
                                     Rule 15d-6           |_|


      Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, FlightSafety International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 23, 1996                     By: /s/ A.L. Ueltschi
                                                -----------------
                                                A.L. Ueltschi
                                                Chairman and President


SEC 2069 (8-93)